Exhibit 3.1
ELME COMMUNITIES

ARTICLES SUPPLEMENTARY

Elme Communities, a Maryland real estate investment trust (the “Trust”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Under a power contained in Section 3-802(c) of Title 3, Subtitle 8 of the Maryland General Corporation Law (the “MGCL”), the Trust, by resolutions of its Board of Trustees (the “Board”) duly adopted at a meeting duly called and held, prohibited the Trust from electing to be subject to Sections 3-803 of the MGCL, unless such election is first approved by the shareholders of the Trust by a majority of the votes cast by shareholders entitled to vote on such matter.

SECOND: The foregoing election has been approved by the Board in the manner and by the vote required by law.

THIRD: The undersigned acknowledges these Articles Supplementary to be the trust act of the Trust and as to all matters of facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, Elme Communities has caused these Articles Supplementary to be executed in its name and on its behalf by the undersigned officer, and attested to by its Secretary, on this 19th day of March, 2025.

ELME COMMUNITIES

By:	/s/ Steven M. Freishtat
Steven M. Freishtat Executive Vice President and Chief Financial Officer

Attest:	/s/ W. Drew Hammond
W. Drew Hammond
Senior Vice President, Chief Administrative Officer and Corporate Secretary